Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Kristen Galfetti (investors)
kgalfetti@advancedmagnetics.com
(617) 498-3362

Lynn Kettleson (media)
lkettleson@clarkecommgroup.com
(978) 463-7952

ADVANCED MAGNETICS ANNOUNCES POSITIVE RESULTS FROM TWO ADDITIONAL PHASE III
STUDIES OF FERUMOXYTOL AS AN INTRAVENOUS IRON REPLACEMENT THERAPEUTIC

CAMBRIDGE, MA (April 11, 2007) - Advanced Magnetics (NASDAQ: AMAG) today announced positive results from two additional Phase III clinical trials of ferumoxytol as an intravenous (IV) iron replacement therapeutic that are being presented today at approximately 6:00 pm EDT as posters at the National Kidney Foundation’s Spring Clinical Meeting in Orlando, Florida. These posters are available in the investor section on the company’s web site at www.advancedmagnetics.com.

The first poster, “Evaluation of the Efficacy and Safety of Ferumoxytol as an Intravenous Iron Replacement Therapy in Chronic Kidney Disease (CKD) Patients Not on Dialysis” shows results from 303 non-dialysis dependent CKD patients who were randomized to receive either two 510 mg doses of ferumoxytol within one week or 200 mg of oral iron daily for three weeks. This Phase III study demonstrated a statistically significant achievement of all primary and secondary endpoints. Additionally, all primary and secondary endpoints were achieved with statistical significance in both patients on erythropoiesis stimulating proteins (ESP) and those not on ESPs. These new results are consistent with the results previously presented at the American Society of Nephrology’s Renal Week in San Diego, CA in November 2006 from another study in non-dialysis dependent CKD patients with an identical protocol.

The second poster, “Evaluation of the Safety of Intravenous Ferumoxytol for Iron Replacement Therapy in Chronic Kidney Disease (CKD)” shows results from a double-blind, placebo-controlled, crossover Phase III study which enrolled a total of 750 patients, including both dialysis-dependent CKD patients and non-dialysis dependent CKD patients, who received either one 510 mg dose of ferumoxytol or IV placebo (saline) at day zero and received the other treatment at day seven. The primary safety analysis was the descriptive comparison of adverse events (AEs) experienced during ferumoxytol and placebo administration. Treatment related AEs occurred in 37 patients (5.2%) after ferumoxytol treatment and in 30 patients (4.2%) after placebo treatment. Treatment related serious adverse events (SAEs), as determined by the investigator, occurred in one patient (0.1%) after ferumoxytol treatment and in one patient (0.1%) after placebo treatment.

“The data from these studies are very promising because they demonstrate a statistically significant improvement in hemoglobin levels for non-dialysis dependent CKD patients undergoing ferumoxytol therapy as compared to oral iron therapy. In my opinion, the results from these two new studies, in conjunction with previous clinical trials, support an attractive profile for ferumoxytol,” stated Allen Nissenson, MD, Professor of Medicine and Director of the Dialysis Program at David Geffen School of Medicine at UCLA and Chair of the Ferumoxytol Scientific Advisory Board.

“We are very pleased with the results that we are presenting today at the National Kidney Foundation meeting,” stated Brian J.G. Pereira, MD, President and CEO of Advanced Magnetics. “We have now presented data from three of the four studies in the pivotal program for ferumoxytol. These new results are encouraging, and we remain on track to file our NDA for ferumoxytol in the fourth calendar quarter of 2007.”

Efficacy and Safety Study in Non-Dialysis Dependent CKD Poster
The first poster shows results from the second of two efficacy and safety studies in non-dialysis dependent CKD patients (Protocol 62,745-7; ClinicalTrials.gov identifier NCT00255437). Efficacy results in the intent to treat (ITT) and efficacy evaluable populations were similar. Efficacy results from the ITT analysis showed:

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For the primary endpoint, which is change in hemoglobin from baseline at Day 35, patients receiving ferumoxytol had a significantly greater mean increase in hemoglobin compared to patients receiving oral iron (ferumoxytol 1.24 ± 1.25 g/dl vs. oral iron 0.50 ± 0.98 g/dl, p<0.0001).

•	Ferumoxytol was more likely to increase baseline hemoglobin by ≥ 1 g/dl compared to oral iron (52.9% of ferumoxytol patients vs. 18.2% of oral iron patients, p<0.0001).

•
Mean increase in serum ferritin from baseline was significantly greater in the ferumoxytol group compared to the oral iron group at Day 21 (ferumoxytol 416.0 ± 249.0 ng/ml vs. oral iron 4.3 ± 48.2 ng/ml, p<0.0001).

•	Stratifying by ESP use, there was a significantly greater increase in hemoglobin at Day 35 for ferumoxytol compared to oral iron in both patients who were on ESPs and those who were not on ESPs.

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In patients on a stable ESP dose, mean hemoglobin increase at Day 35 was 1.66 ± 1.38 g/dl for ferumoxytol compared to 0.82 ± 1.28 g/dl for oral iron (p=0.0024). In addition, 66.3% of patients treated with ferumoxytol experienced an increase of ≥ 1 g/dl in hemoglobin compared to 35.3% of patients treated with oral iron (p=0.0017).

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Similarly, in patients not treated with ESPs, mean hemoglobin increase at Day 35 was 0.93 ± 1.05 g/dl for ferumoxytol compared to 0.25 ± 0.56 g/dl for oral iron (p<0.0001). In addition, 43.1% of patients treated with ferumoxytol alone experienced an increase of ≥ 1 g/dl in hemoglobin compared to 4.7% of patients treated with oral iron alone (p<0.0001).

Ferumoxytol was well tolerated with repeated dosing (2 x 510 mg). Adverse events occurred in 55.5% of ferumoxytol patients compared to 59.5% of oral iron patients. Drug-related adverse events occurred in 21.4% of ferumoxytol patients compared to 16.2% of oral iron patients. Serious adverse events occurred in 7.7% of ferumoxytol patients compared to 13.5% of oral iron patients. There were no drug-related SAEs in ferumoxytol treated patients. There was one drug-related SAE in one oral iron treated patient (1.4%); a case of severe gastritis which led to discontinuation of the study drug.

Safety Study in CKD Poster
The second poster shows results from a double-blind, placebo-controlled, crossover safety study in dialysis- dependent CKD and non-dialysis dependent CKD patients (Protocol 62,745-8; ClinicalTrials.gov identifier NCT00255450). Complete safety data was available for 360 patients randomized to the ferumoxytol to placebo sequence and for 362 patients randomized to the placebo to ferumoxytol sequence. For the ferumoxytol to placebo sequence, 40.3% of patients had dialysis-dependent CKD, and for the placebo to ferumoxytol sequence 43.6% of patients had dialysis-dependent CKD. The results from this safety study showed:

•	There were no meaningful mean changes in vital signs on laboratory values from baseline for patients after either ferumoxytol or placebo administration.

•
AEs occurred in 21.3% of patients after ferumoxytol administration and in 16.3% of patients after placebo administration. On a blinded basis, these were deemed to be related to treatment by the investigator in 5.2% of patients after ferumoxytol and in 4.2% of patients after placebo.

•
SAEs occurred in 2.9% of patients after ferumoxytol administration and in 1.8% of patients after placebo administration. On a blinded basis, these SAEs were deemed to be related to treatment by the investigator in one patient (0.1%) after ferumoxytol and in one patient (0.1%) after placebo.

•
The single SAE attributed to the drug after ferumoxytol administration occurred in an 85 year-old male, with non-dialysis dependent CKD, hypertension, coronary artery disease, cerebrovascular disease and a history of multiple drug allergies to ciprofloxacin, levofloxacin, and percocet. The patient experienced an anaphylactoid reaction with severe hypotension a few minutes after ferumoxytol administration, was treated with subcutaneous epinephrine and recovered without sequelae.

•
The single SAE attributed to the drug after placebo administration occurred in an 81 year-old female, with non-dialysis dependent CKD, hypertension, atrial fibrillation, oxygen-dependent chronic obstructive pulmonary disease, hypothryroidism and gout. The patient developed a petechial rash one day after placebo administration, was withdrawn from the study and did not receive ferumoxytol.

The combined data from three of the four Phase III studies for which results are now available represent a total of approximately 1,588 administrations of 510 mg of ferumoxytol in 1,151 patients (protocols 62,745-6; 62,745-7; and 62,745-8). One of 1,151 patients (0.09%) experienced a drug related SAE after ferumoxytol treatment compared to one of 149 patients (0.67%) treated with oral iron and one of 716 patients (0.14%) treated with IV saline (placebo).

Conference Call Information
The company will host a conference call at 4:30 pm EDT today to discuss and answer questions regarding the data from the completed ferumoxytol studies and the status of the ferumoxytol clinical development program.

To listen to this conference call via audio webcast, please visit the Investors section of the Advanced Magnetics website at www.advancedmagnetics.com. The web cast will also be available as a replay starting approximately one hour after the call is finished through July 11, 2007. Alternatively, to access the call via live telephone, please dial (800) 909-5202. Internationally, the call may be accessed by dialing (785) 830-7975. The confirmation call for this call is 2603141.

Replay information will be published by the company following this call.

About Ferumoxytol
Ferumoxytol, the company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease. The company plans to file a New Drug Application for marketing approval of ferumoxytol with the U.S. Food and Drug Administration during the fourth calendar quarter of 2007.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about Advanced Magnetics, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

Forward-looking Statement
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the promising nature of the ferumoxytol data presented in this press release, the opinion that these results support an attractive profile for ferumoxytol, the encouraging nature of these results and the timing of the planned submission of the NDA for ferumoxytol in the fourth quarter of calendar 2007 are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, unexpected results from our clinical sites, inadequate performance by third-party service providers, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the fact that we have limited sales and marketing expertise; (5) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (6) uncertainties relating to our patents and proprietary rights; and (7) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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